Exhibit 99.1

              United Bankshares, Inc. Announces Earnings
         Growth for the Second Quarter and First Half of 2003


    PARKERSBURG, W.Va--(BUSINESS WIRE)--July 18, 2003--United Bankshares, Inc. (NASDAQ: UBSI), today reported an increase in earnings for the second quarter and the first half of 2003. Diluted earnings per share were 54(cents) for the second quarter of 2003, up 6% from diluted earnings per share of 51(cents) for the second quarter of 2002. Second quarter net income was $22.8 million compared to $22.2 million for the second quarter of 2002. Diluted earnings per share were $1.07 for the first half of 2003, which also represented a 6% increase from diluted earnings per share of $1.01 for the first half of 2002. Net income for the first six months of 2003 totaled $45.3 million compared to $44.0 million for the prior year's first six months.
    Second quarter of 2003 results produced a return on average assets of 1.63% and a return on average equity of 16.67%, as compared to 1.62% and 17.02%, respectively, for the second quarter of 2002. For the first half of 2003, United's return on average assets was 1.62% while the return on average equity was 16.67% as compared to 1.62% and 17.10%, respectively, for the first half of 2002. These financial performance ratios are indicative of United's earnings strength as United continues to compare favorably to peer group banking companies.
    Increased noninterest income continued to be the leading contributor to the earnings growth for the second quarter and first half of 2003 from last year's results. Noninterest income, excluding security transactions, for the second quarter and first half of 2003 increased $9.3 million or 53% and $15.8 million or 47%, respectively, from the second quarter and first half of 2002. These increases were driven primarily by increased mortgage banking production as further discussed below. Also contributing to the rise in noninterest income were fees from deposit services, which increased $1.1 million and $2.1 million or 14% for the second quarter and first six months of 2003, respectively, as compared to the same periods in 2002. On a linked-quarter basis, noninterest income, excluding security transactions, increased $4.1 million or 18% due to increases in income from mortgage banking operations, deposit services and bank-owned life insurance policies.
    Income from mortgage banking operations for the second quarter of 2003 increased $7.1 million or 100% from the second quarter of 2002 as historically low interest rates favorably impacted mortgage refinancing and home purchasing. Mortgage loans sold in the secondary market during the second quarter of 2003 increased $714.6 million or 135% from the second quarter of 2002, while loan originations increased $725.0 million or 123% when compared to the second quarter of 2002. For the first six months of 2003, mortgage loans sold in the secondary market increased $1.2 billion or 100%, while loan originations also increased $1.2 billion or 112% from the first six months of 2002. As a result of this increased mortgage loan activity, income from mortgage banking operations for the first half of 2003 increased $12.6 million or 93% from the first half of 2002. On a linked-quarter basis, income from mortgage banking operations increased $2.3 million or 19%. Mortgage loans sold in the secondary market during the second quarter of 2003 increased $121.1 million or 11%, while loans originated for sale increased $293.3 million or 29% from the first quarter of 2003. United anticipates that this trend should continue through 2003.
    United realized a net gain of $931 thousand and $1.8 million from security transactions in the second quarter and first half of 2003 as compared to net losses of $289 thousand and $593 thousand in the second quarter and first half of 2002 related to an other-than-temporary decline in the fair value of retained interests in securitized assets. Included in the security transactions' totals for the first half of 2003 is a recognized impairment charge of $35 thousand as compared to recognized impairment charges of $780 thousand for the first half of 2002. No impairment charge related to securities was recorded in the second quarter of 2003 as compared to a recognized impairment charge of $455 thousand for the second quarter of 2002. On a linked-quarter basis, United recognized an impairment charge of $35 thousand in the first quarter of 2003. The decline in the value of these available for sale securities was the result of an increase in the level of prepayment and default activity during the time periods, which negatively affected the valuation of those securities to varying degrees during the respective periods.
    Noninterest expense increased $5.8 million and $11.3 million or 17% for the second quarter and first half of 2003, respectively, as compared to the prior year's second quarter and first six months. On a linked-quarter basis, noninterest expense for the second quarter of 2003 increased $3.0 million or 8% from the first quarter of 2003. These increases in noninterest expense were primarily due to increased employee commissions expense as a result of additional loan origination volume at the mortgage banking operations as compensation is tied to loan production levels. United's efficiency ratio has been increasing over the last few quarters from traditionally low levels mainly as a result of a compressing net interest margin. However, during the most recent quarter, the efficiency ratio increased due to the increased expenses of the mortgage banking operations as a result of the higher loan production levels. The efficiency ratio of 52.2% and 51.4% for the second quarter and first half of 2003, respectively, still compares favorably to peer group banking companies.
    The combination of historically low interest rates, global uncertainties and a weak domestic economy continue to pressure the net interest margin of most financial institutions. However, on a linked-quarter basis, United's tax-equivalent net interest income for the second quarter of 2003 was relatively stable at $50.2 million while the net interest margin was 3.83%, an increase of 7 basis points from 3.76% in the first quarter of 2003. Compared to last year's results, United's tax-equivalent net interest income for the second quarter of 2003 decreased by $4.0 million or 7% from the second quarter of 2002. The net interest margin of 3.83% for the second quarter of 2003 was a 39 basis points decline from the second quarter of 2002's net interest margin of 4.22%. Tax-equivalent net interest income for the first six months of 2003 was $100.3 million, a decrease of $7.3 million or 7% from the prior year's first six months. The net interest margin for the first half of 2003 was 3.79% as compared to a net interest margin of 4.19% during the same period last year.
    Credit quality continues to compare favorably against peer group averages, despite sluggish economic conditions. At June 30, 2003, nonperforming loans were $13.4 million or 0.38% of loans, net of unearned income compared to $15.4 million or 0.43% of loans, net of unearned income at December 31, 2002. For the quarter, nonperforming loans declined $3.2 million or 19% from the totals at March 31, 2003. Net charge-offs were $2.4 million for the second quarter of 2003, an increase from $1.8 million for the second quarter of 2002. Net charge-offs for the first half of 2003 were $4.3 million, as compared to $3.6 million for the first half of 2002. For the quarters ended June 30, 2003 and 2002, the provision for loan losses was $2.3 million and $1.7 million, respectively, while the provision for the first six months was $3.8 million for 2003 as compared to $3.9 million for 2002. As of June 30, 2003, the allowance for loan losses was $46.8 million or 1.33% of loans, net of unearned income, which was the same percentage at December 31, 2002.
    During the quarter, United's Board of Directors declared a cash dividend of 25(cents) per share, a 9% increase over the 23(cents) per share declared in the second quarter of 2002. The annualized first half dividend of 50(cents) per share equals $1.00, which would represent the 30th consecutive year of dividend increases for United shareholders. In addition, the Board of Directors approved a new plan to repurchase up to 1.65 million shares of United's common stock on the open market effective upon completion of the 2002 repurchase plan. Treasury stock acquired under the stock repurchase plan represents approximately 4% of the issued and outstanding shares of United.
    United's recently announced agreement to acquire Sequoia Bancshares, Inc. of Bethesda, Maryland, with assets of approximately $539 million at June 30, 2003, is progressing towards obtaining applicable regulatory and shareholder approvals. The transaction, which is expected to close during the fourth quarter of 2003, will increase United's Virginia franchise to more than $3 billion in assets and United's total franchise to more than $6.4 billion in consolidated assets.
    United Bankshares, with approximately $5.8 billion in assets, presently has 85 full-service offices in West Virginia, Virginia, Maryland, Ohio, and Washington, D.C. United Bankshares stock is traded on the NASDAQ (National Association of Securities Dealers Quotation System) National Market System under the quotation symbol "UBSI".
    This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology evolving banking industry standards.

               UNITED BANKSHARES, INC. AND SUBSIDIARIES
                          FINANCIAL SUMMARY
               (In Thousands Except for Per Share Data)

                            Three Months Ended     Six Months Ended
                            -------------------  -------------------
                             June       June       June        June
                              30         30         30          30
                             2003       2002       2003        2002
                            -------------------  -------------------
EARNINGS SUMMARY:
Interest income,
 taxable equivalent         $76,717    $87,517    $156,507   $175,558
Interest expense             26,567     33,322      56,162     67,912
Net interest income,
 taxable equivalent          50,150     54,195     100,345    107,646
Taxable equivalent
 adjustment                   2,456      2,779       5,022      5,582
Net interest income          47,694     51,416      95,323    102,064
Provision for loan
 losses                       2,296      1,675       3,751      3,902
Income from mortgage
 banking operations          14,267      7,148      26,239     13,598
Gain (loss) on
 security
 transactions                   931       (289)      1,797       (593)
Other noninterest
 income                      12,593     10,411      23,350     20,202
Noninterest expenses         40,610     34,829      78,175     66,859
Income taxes                  9,774      9,976      19,435     20,483
Net income                   22,805     22,206      45,348     44,027
Cash dividends
 declared                    10,373      9,801      20,799     19,670

PER COMMON SHARE:
Net income:
    Basic                      0.55       0.52        1.09       1.03
    Diluted                    0.54       0.51        1.07       1.01
Cash dividends                 0.25       0.23        0.50       0.46
Book value                                           13.20      12.53
Closing market price                                 28.63      29.38
Common shares
 outstanding:
    Actual at period
     end, net of
     treasury shares                             41,461,389 42,560,428
    Weighted average-
     basic               41,597,646  42,691,886  41,752,969 42,793,408
    Weighted average-
     diluted             42,067,728  43,391,049  42,220,476 43,466,954

FINANCIAL RATIOS:
Return on average
 assets                        1.63%      1.62%       1.62%      1.62%
Return on average
 shareholders' equity         16.67%     17.02%      16.67%     17.10%
Average equity to
 average assets                9.80%      9.54%       9.69%      9.47%
Net interest margin            3.83%      4.22%       3.79%      4.19%

                          June 30     June 30   December 31  March 31
                           2003         2002        2002       2003
                     -------------------------- ----------------------
PERIOD END BALANCES:
Assets                    5,753,006  5,625,130  $5,792,019 $5,816,539
Earning assets            5,392,191  5,294,863   5,454,471  5,449,356
Loans, net of
 unearned income          3,515,307  3,590,305   3,573,161  3,495,781
Loans held for sale         548,767    284,230     582,718    478,706
Investment securities     1,313,804  1,412,112   1,285,490  1,350,286
Total deposits            3,851,967  3,815,311   3,900,848  3,975,954
Shareholders' equity        547,094    533,183     541,539    541,873